UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 31, 2009

XERIUM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32498	42-1558674
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8537 Six Forks Road, Suite 300, Raleigh, North Carolina 27615

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (919) 526-1400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 31, 2009, the Company entered into an amendment to the employment agreement with Stephen R. Light, the Company’s Chairman, President and Chief Executive Officer. Mr. Light’s original employment agreement provided that the Company was to grant him restricted stock units under the Company’s equity incentive plan with an aggregate value of $1.25 million on January 1, 2010. The per-participant, per-year limitations under the Company’s 2005 Equity Incentive Plan prevent the Company from fulfilling its obligation and granting to Mr. Light the full amount of restricted stock units provided by his employment agreement. Thus, the amendment to Mr. Light’s employment agreement provides that in lieu of granting him such restricted stock units, the Company shall instead:

•

Grant Mr. Light 500,000 performance-based restricted stock units on January 1, 2010, which shall vest annually over a three-year period if the price of the Company’s common stock meets or exceeds certain price targets approved by the Compensation Committee of the Company’s Board of Directors; and

•

Make a cash payment to Mr. Light of $825,000. Mr. Light also became obligated to use the total amount of such cash payment, less the amount necessary to satisfy Mr. Light’s tax obligation with respect to the cash payment, or $530,802.64, to purchase 795,280 shares of common stock from the Company at its agreed fair value, based on the average per share closing price on the New York Stock Exchange of the Company’s shares of common stock for the 20 trading days prior to January 1, 2010, of $0.6775. These shares of common stock were sold to Mr. Light on January 5, 2010 in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

The amendment to Mr. Light’s employment agreement also provides that if Mr. Light becomes and remains disabled, then, at the end of the Company’s short term disability period (which is currently six months), one-half of his then-unvested restricted stock units shall vest and the other one-half of his then-unvested restricted stock units shall be forfeited.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XERIUM TECHNOLOGIES, INC.

Date: January 7, 2010	By:	/S/ DAVID G. MAFFUCCI
	Name:	David G. Maffucci
	Title:	Executive Vice President and Chief Financial Officer